4161203.v2

February 27, 2026

Brdigewater Bancshares, Inc.

4450 Excelsior Boulevard, Suite 100

St. Louis Park, MN 55416

Ladies and Gentlemen:

We have acted as special counsel to Brdigewater Bancshares, Inc., a Minnesota corporation (the “Company”), in connection with the issuance and sale by the Company of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price not to exceed $50,000,000 (the “Shares”). The Shares may be sold pursuant to the Equity Distribution Agreement, dated as of February 27, 2026 (the “Distribution Agreement”), by and among the Company, Bridgewater Bank (the “Bank”) and Piper Sandler & Co. The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 3, 2025 (File No. 333-284661) (the “Registration Statement”), including a base prospectus dated February 3, 2025 (File No. 333-284661) and a prospectus supplement relating to the Shares dated February 27, 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Distribution Agreement, the Registration Statement, the Prospectus, the Company’s Third Amended and Restated Articles of Incorporation of the Company, as amended (“Articles of Incorporation”), and the Company’s Second Amended and Restated Bylaws of the Company, as amended, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Barack Ferrazzano

200 West Madison Street, Suite 3900 | Chicago, Illinois 60606

T. 312.984.3100 | F. 312.984.3150 | bfkn.com

February 27, 2026

Our opinion expressed below assumes that: (i) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation; (ii) the number of Shares, and the sales price of each Share, to be issued by the Company will be determined in accordance with the Distribution Agreement and the authorizing resolutions of the Company’s Board of Directors; and (iii) the issuance of the Shares does not require the approval of the Company’s stockholders under the rules of the Nasdaq Stock Market or any other exchange or quotation system on which the Common Stock is then listed or quoted.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered as provided in the Distribution Agreement and upon receipt by the Company of the consideration therefor as contemplated by the Distribution Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the Minnesota Business Corporation Act, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on February 27, 2026, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP